EXHIBIT 99.3

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Announces Additional 7 Million Shares Authorized for Share Repurchase Program

Declares Quarterly Cash Dividend

Warrendale, PA, March 6, 2007 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that its Board of Directors authorized an additional 7 million shares for its repurchase program. During the fourth quarter, the company completed the repurchase of the 2.3 million shares that were available under its previous authorizations. In fiscal 2006, the company repurchased a total of 5.3 million shares.

The Board of Directors also declared a quarterly cash dividend of $0.075 per share payable on April 13, 2007 to stockholders of record at the close of business on March 30, 2007.

"We are pleased that American Eagle's strategic initiatives and operating disciplines have continued to drive growth and profitability. Our strong cash flow enables us to provide additional shareholder value through an increase in our share repurchase authorization, as well as the continuation of our cash dividend policy," stated Chief Executive Officer, Jim O'Donnell.

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (Nasdaq: AEOS) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 834 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates six stores. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding future earnings, growth and financial position. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that future earnings expectations and growth plans may not be achieved may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660